Exhibit 10.40

WILLIAMS-SONOMA, INC.

PRE-2005 EXECUTIVE DEFERRAL PLAN

Williams-Sonoma, Inc. (the “Company”) hereby adopts the Williams-Sonoma, Inc. Pre-2005 Executive Deferral Plan, with reference to the following facts:

A.    Effective as of July 1, 1995, the Company adopted the Williams-Sonoma, Inc. Executive Deferral Plan (the “Plan”) to provide supplemental retirement income benefits for a select group of management and highly compensated employees.

B.     Effective as of January 1, 1998 and January 1, 1999, the Company amended and restated the Plan in its entirety.

C.    In order to preserve grandfather treatment under Internal Revenue Code Section 409A, the Plan has been frozen to deferrals on and after January 1, 2005.

D.    The Plan has been renamed the Pre-2005 Executive Deferral Plan, and the claims procedures under Article IX have been updated to comply with ERISA, but the Plan otherwise remains unchanged such that it has not been materially modified for purposes of Internal Revenue Code Section 409A. This Plan governs all deferrals made prior to January 1, 2005 and any earinings and losses thereon.

ARTICLE I

TITLE AND DEFINITIONS

1.1    Title. This Plan shall be known as the Williams-Sonoma, Inc. Pre-2005 Executive Deferral Plan.

1.2    Definitions. Whenever the following words and phrases are used in this Plan, with the first letter capitalized, they shall have the meanings specified below.

“Beneficiary” or “Beneficiaries” shall mean the person or persons designated under Article VII.

“Board of Directors” or “Board” shall mean the Board of Directors of the Company.

“Bonus” shall mean any incentive compensation payable to a Participant in addition to the Participant’s Salary.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Committee” shall mean the Committee appointed by the Board to administer the Plan in accordance with Article V1I.

“Company” shall mean Williams-Sonoma, Inc., any successor corporation and each corporation which is a member of a controlled group of corporations (within the meaning of Section 414(b) of the Code) of which Williams-Sonoma, Inc. is a member.

“Compensation” shall mean the Salary and Bonus that the Participant receives for services rendered to the Company.

“Deferral Account” shall mean the bookkeeping account maintained by the Committee for each Participant under Article IV, which shall be the sum of the Participant’s Plan Year Subaccounts.

“Disability” shall mean a period of disability during which a Participant qualifies for benefits under the Company’s group long term disability plan or, if a Participant does not participate in such a plan, a period of disability during which the Participant would have qualified for benefits under such a plan had the Participant been a participant in such a plan, as determined in the sole discretion of the Committee. If the Company does not sponsor such a plan, Disability shall be determined by the Committee in its sole discretion.

“Distributable Amount” shall mean the amount credited to a Participant’s Plan Year Subaccount as of the date of distribution or withdrawal under Section 6.5.

“Eligible Employee” shall mean each member of a group of select management or highly compensated employees of the Company who is selected by the Committee to participate in the Plan.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Fund” or “Funds” shall mean one or more of the mutual funds or investment vehicles selected by the Committee pursuant to Section 3.2(a).

“Initial Election Period” for an Eligible Employee shall mean the 30-day period following the date on which the Committee notifies an employee that he or she has been selected as an Eligible Employee.

“Participant” shall mean any Eligible Employee who elects to defer Compensation in accordance with Section 3.1.

“Payment Eligibility Date” shall mean (a) for the Plan Year Subaccount for Plan Years before 1999, the date (which shall be the first day of a calendar quarter) specified by the Participant on a form provided by the Committee prior to July 30, 1995 or, if later, within 30 days of the date on which such person became a Participant, and (b) for each Plan Year Subaccount for the 1999 Plan Year and later Plan Years, the date (which shall be the first day of a calendar year at least three years after the first day of the Plan Year for which the Plan Year Subaccount is maintained) specified by the Participant on a form prescribed by the Committee when the Participant makes a valid election to defer Salary for the Plan Year for which the Plan Year Subaccount is maintained. If the Participant specifies no Payment Eligibility Date for a Plan Year Subaccount, the Payment Eligibility Date shall be the first day of the calendar quarter following the Participant’s death, Disability, Retirement, or Termination of Employment.

“Plan” shall mean the Williams-Sonoma, Inc. Executive Deferral Plan set forth herein.

“Plan Year” shall mean the 12 consecutive month period beginning January 1, and ending December 31, except that the first Plan Year shall be a short year beginning July 1, 1995 and ending December 31, 1995.

“Plan Year Subaccount” shall mean the bookkeeping account maintained by the Committee for each Participant under Article IV to reflect, for each Plan Year, the deferrals of Salary made by such Participant for such Plan Year, the deferrals of Bonuses made by such Participant for the fiscal year of the Company which includes the last day of such Plan Year, deemed earnings credited thereon, and withdrawals and distributions debited thereto. The Committee shall maintain a single Plan Year Subaccount for all Plan Years before 1999.

“Retirement” shall mean a Participant’s Termination of Employment on or after his or her attainment of both age 55 and five Years of Service for any reason other than a leave of absence approved by the Committee, death, or Disability. For purposes of determining whether a Participant has “Retired,” “Years of Service” shall mean the total number of full years in which a Participant has been continuously employed by the Company. For purposes of this definition, a year of employment shall be a 365 day period (or 366 day period in the case of a leap year) that, for the first year of employment, commences an the employee’s date of hire and that, for any subsequent year, commences on an anniversary of that hiring date. The Committee may, in its sole discretion, credit a Participant with any partial year of employment. Periods during which an Eligible Employee is on a paid leave of absence or suffers from a Disability shall be deemed to be periods of continuous employment.

“Retirement Payment Eligibility Date” shall mean the date (which shall be the first day of a calendar year) a number of years after the Participant’s Retirement or Disability, which such number shall be specified by the Participant on a form provided by the Committee within the Initial Election Period, or, if the Participant does not file the form within the Initial Election Period, at least one year before the Participant’s Retirement or Disability. If the Participant does not validly specify a Retirement Payment Eligibility Date, the Retirement Payment Eligibility Date shall be the first day of the calendar quarter following the Participant’s Retirement or Disability.

“Salary” shall mean the Participant’s base pay.

“Termination of Employment” shall mean the ceasing of a Participant’s employment with the Company for any reason other than a leave of absence approved by the Committee, death, or Disability. A Participant shall not be considered to have had a Termination of Employment by virtue of a change in employment from one corporation which is a member of the controlled group of corporations (within the meaning of Section 414(b) of the Code) constituting the Company to another such member. However, if the corporation which employs a Participant ceases to be a member of the controlled group of corporations constituting the Company as a result of a sale or other corporate reorganization, such sale or other corporate reorganization shall be treated as the Participant’s Termination of Employment unless, immediately following such sale or reorganization and without any break in employment, the Participant remains employed by another member of the controlled group of corporations constituting the Company, or the former member of the controlled group which employs the Participant assumes liability for the benefits of the Participant under this Plan.

ARTICLE II

PARTICIPATION

2.1    Participation. An Eligible Employee shall become a Participant in the Plan by electing to defer all or a portion of his or her Compensation in accordance with Section 3.1. The Committee, in its discretion, may require an Eligible Employee, as a condition to becoming a Participant, to complete an application for the life insurance benefit described in Section 6.3(a), and to comply with various medical underwriting requirements of the insurance company.

2.2    Continuing Participation. An Eligible Employee who becomes a Participant shall continue to be a Participant until all of his benefits are distributed under this Plan. The Committee may determine at any time, in its sole discretion, that a Participant is no longer an Eligible Employee. Such a Participant shall continue to be a Participant in this Plan until all of his benefits are distributed under this Plan, but, from and after the first day of the first Plan Year beginning after such determination, such Participant shall not be entitled to make any further deferrals of Compensation under Article III.

ARTICLE III

DEFERRAL ELECTIONS

3.1    Elections to Defer Compensation.

(a)    Initial Election Period. Each Eligible Employee may elect to defer Compensation by filing with the Committee an election that conforms to the requirements of this Section 3.1, on a form provided by the Committee, no later than the last day of his or her Initial Election Period.

(b)    General Rule. Subject to the limitations set forth in paragraphs (c) and (d) below, the amount of Compensation which an Eligible Employee may elect to defer is as follows:

(1)    Any whole percentage of Salary up to 100%; and/or

(2)    Any whole percentage or dollar amount of Bonus up to 100%.

(c)    Maximum Deferrals. A Participant shall not be entitled to defer an amount of his Salary or Bonus for any Plan Year to the extent that the amount of the Salary or Bonus remaining undeferred for that Plan Year is less than the amount of payroll taxes which the Company will owe on his Compensation and all other compensation he receives from the Company in that Plan Year. An election to defer Salary or Bonus shall not be effective to the extent it exceeds the maximum amount set forth in this Section 3.1(b).

(d)    Minimum Deferrals. For each Plan Year for which a Participant elects to defer any portion of his Salary, the minimum percentage of Salary which may be deferred under paragraph (b)(1) of this Section 3.1 is 5%. This 5% minimum deferral for any Plan Year shall be reduced to a lesser percentage (but not below zero percent) if the Participant deferred any portion of his or her Bonus paid with respect to the fiscal year of the Company which included the last day of the preceding Plan Year (the “Prior Year Bonus”). The amount of such reduction shall be the number of percentage points determined by (1) dividing the amount of the Prior Year Bonus by the amount of the Participant’s annual Salary at the beginning of the Plan Year for which the minimum deferral is being computed, and (2) multiplying by 10. For example, if a Participant receives a Salary of $200,000 for the Plan Year for which the minimum deferral is being computed, and deferred $20,000 of his Prior Year Bonus, the minimum deferral will be reduced by (1) $20,000 divided by $200,000, or .10, multiplied by (2) 10, to arrive at a reduction in the maximum percentage of 1.0%. The maximum deferral percentage will therefore be 5% minus 1%, or 4%.

(e)    Effect of Initial Election. An election to defer compensation made during an Initial Election Period shall be effective with respect to Salary earned during the first pay period beginning after the end of the Initial Election Period and with respect to the Bonus payable for services rendered during the Company’s fiscal year which includes the last day of the Plan Year in which the election is made.

(f)    Duration of Salary Deferral Election. Any Salary deferral election made under paragraph (a) or paragraph (h) of this Section 3.1 shall be irrevocable with respect to the Plan Year for which it is made, and shall remain in effect, notwithstanding any change in the Participant’s Salary, until changed or terminated in accordance with the terms of this paragraph (f); provided, however, that such election shall terminate under Section 2.2 for any Plan Year for which the Participant is not an Eligible Employee, or pursuant to Section 3.1(i). Subject to the maximum deferral requirement of Section 3.1(c) and the minimum deferral requirement of Section 3.1(d), a Participant may increase, decrease or terminate his or her Salary deferral election, effective for Salary earned during pay periods beginning after any January 1, by filing a new election, in accordance with the terms of this Section 3.1, with the Committee during the preceding December.

(g)    Duration of Bonus Deferral Election. Any Bonus deferral election made under paragraph (a) or paragraph (h) of this Section 3.1 shall be irrevocable and shall apply only to the Bonus payable with respect to services performed during the Company’s fiscal year which includes the last day of the Plan Year for which the election is made. For each subsequent fiscal year, an Eligible Employee may make a new election, subject to the limitations set forth in this Section 3.1, to defer a percentage of his or her Bonus payable with respect to services performed during such subsequent fiscal year. Such election shall be on forms provided by the Committee and shall be made during the month of September of the Plan Year which ends within such fiscal year.

(h)    Elections other than Elections during the Initial Election Period. Subject to the limitations of paragraphs (c) and (d) above, any Eligible Employee who fails to elect to defer compensation during his or her Initial Election Period may subsequently become a Participant, and any Eligible Employee who has terminated a prior Salary deferral election may elect to again defer Salary, by filing an election, on a form provided by the Committee, to defer Compensation as described in paragraph (b) above. An election to defer Salary must be filed during the month of December and will be effective for Salary earned during pay periods beginning after the following January 1. An election to defer the Bonus must be filed during the month of September and will be effective for the Bonus paid with respect to services performed during the Company’s fiscal year which includes such month of September.

(i)    At any time during a Plan Year, a participant may elect, by written notice to the Committee on a form prescribed by the committee, to suspend deferrals of Salary for the remainder of the Plan Year.

3.2    Investment Elections.

(a)    The Committee shall select the Funds whose performance will measure the amounts to be credited to the Deferral Accounts of Participants under paragraph (c) of Article IV. The selection of funds shall be for bookkeeping purposes only, and the Company shall not be obligated actually to invest any money in the Funds, or to acquire or maintain any actual investment. The Committee may, in its discretion, change its selection of the Funds at any time. If a Participant has elected pursuant to Section 3.2(b) to invest all or a portion of his Plan Year Subaccount in a Fund which the Committee decides to discontinue, his Plan Year Subaccount shall be invested after such discontinuance in the continuing Fund which the Committee determines, in its discretion, most nearly resembles the discontinued Fund.

(b)    The Committee shall provide each Participant with a list of the Funds available for hypothetical investment, and the Participant shall designate, when the Participant makes deferral elections under Section 3.1, on a form provided by the Committee, one or more of such Funds in which each of his or her Plan Year Subaccounts will be deemed to be invested. The Participant may make a separate designation for each of his or her Plan Year Subaccounts. In making the designation pursuant to this Section 3.2(b), the Participant may specify that all or any whole percentage of at least 10% of his or her Plan Year Subaccount balance be deemed to be invested in one or more of Funds.

(c)    On or prior to the twentieth day of any calendar month (or later day prescribed by the Committee, but not later than the last day of the calendar month), a Participant may change the designation of the Funds in which the balances of any of his Plan Year Subaccounts will be deemed to be invested. Such change may be made with respect to any whole percentage of at least 10% of a Plan Year Subaccount balance. Such change shall be made by filing with the Committee an election on a form provided by the Committee. Such change shall be effective as of the first day of the following calendar month.

ARTICLE IV

DEFERRAL ACCOUNT

The committee shall establish and maintain the Plan Year Subaccounts and the Deferral Account (which shall be the sum of all Plan Year Subaccounts) for each Participant under the Plan, which shall be merely bookkeeping accounts and which need not represent any actual assets. Each Plan Year Subaccount of each Participant shall be further divided into separate subaccounts (“Fund Subaccounts”), each of which corresponds to a Fund elected by the Participant pursuant to Section 3.2(b). Each Plan Year Subaccount of each Participant shall be credited as follows:

(a)    Within five business days after deferred Salary has been withheld from a Participant’s paycheck, the Committee shall credit each of the Participant’s Fund Subaccounts with amounts equal to the deferred Salary in accordance with the Participant’s election under Section 3.2; that is, the portion of the Participant’s deferred Salary that the Participant has elected to be deemed to be invested in a certain Fund shall be credited to the Fund Subaccount corresponding to that Fund.

(b)    Within five business days after the payment of a Bonus, the Committee shall credit the Participant’s Fund Subaccounts with amounts equal to the portion of the Bonus which the Participant has deferred in accordance with the Participant’s election under Section 3.2(b); that is, the portion of the Participant’s deferred Bonus that the Participant has elected to be deemed to be invested in a certain Fund shall be credited to the Fund Subaccount corresponding to that Fund.

(c)    At least once in each calendar month, each Fund Subaccount of a Participant’s Plan Year Subaccount shall be credited with deemed earnings on the Fund corresponding to that Fund Subaccount. The Committee shall determine the exact times and method for crediting such deemed earnings; provided, however, that the exact times for crediting such deemed earnings shall be uniform among all Participants and the exact method for crediting such deemed earnings as of any time shall be uniform among all Participants.

(d)    Any distribution, installment or withdrawal from a Participant’s Plan Year Subaccount shall be charged to the Plan Year Subaccount as soon as practicable after such distribution, installment or withdrawal is made. The amount of a distribution, installment, or withdrawal charged to a Participant’s Plan Year Subaccount shall be charged to the Fund Subaccounts in such Plan Year Subaccount in the proportions of the relative balances of such Fund Subaccounts as of the date such distribution, installment or withdrawal is charged to the Plan Year Subaccount.

ARTICLE V

VESTING

Subject to the provisions of Section 6.1(e), 6.5, 6.7, 11.1, 11.2 and 11.6, a Participant’s Deferral Account shall be 100% vested at all times.

ARTICLE VI

DISTRIBUTIONS

6.1    Distribution on Retirement or Disability.

(a)    Unless a Participant makes a valid election under Section 6.1(b) and except as provided in Section 6.1(c), a Participant who becomes Disabled or who Retires shall receive the balance in his or her Deferral Account in the form of quarterly installments over 15 years beginning on his or her Retirement Payment Eligibility Date.

(b)    Notwithstanding the foregoing, a Participant may elect, pursuant to this Section 6.1(b), to have the balance in his or her Deferral Account paid in one of the following optional forms on his or her Retirement Payment Eligibility Date:

(1)    a cash lump sum payable on the Participant’s Retirement Payment Eligibility Date, or

(2)    quarterly installments over five, 10 or 20 years beginning on the Participant’s Retirement Payment Eligibility Date.

An election under this Section 6.1(b) shall be valid only if it is made in writing in a form prescribed by the Committee either (i) during the Initial Election Period, or (ii) at least one year before the Participant’s Retirement Payment Eligibility Date.

(c)    Notwithstanding the provisions of Sections 6.1(a) and (b), (i) if the total balance of a Participant’s Deferral Account as of his or her Retirement Payment Eligibility Date is $25,000 or less, such balance in such Deferral Account shall automatically be distributed in the form of a cash lump sum as soon as practicable following the Retirement Payment Eligibility Date.

(d)    If a Participant’s benefits are paid in installments, the Participant’s Deferral Account shall continue to be credited with deemed earnings pursuant to paragraph (c) of Article IV until all amounts credited to his or her Deferral Account have been distributed. Such installments shall be as nearly equal as possible consistent with the requirement of the preceding sentence.

(e)    If a Participant has begun to receive distributions under this Section 6.1 in the form of installments, the Participant may elect to receive installments over a shorter period of time than the period originally in effect under Section 6.1(a) or elected under Section 6.1(b), subject to the following conditions:

(i)    such shorter period of time over which the installments shall be paid shall be five, 10 or 15 years from the Retirement Payment Eligibility Date;

(ii)    the election to receive installments over a shorter period of time shall be made by filing a form prescribed by the Committee with the Committee at least 15 days before an installment would otherwise be payable;

(iii)    ten percent of the balance of the Deferral Account as of the date the Participant makes the election by filing the form referred to in Section 6.1(e)(ii) shall be permanently forfeited and the Company shall have no obligation to the Participant or his Beneficiary with respect to such forfeited amount;

(iv)    the amount distributed in installments over the shorter period elected by the Participant is under this Section 6.1(e) shall be 90% of the balance of the Deferral Account as of the date the Participant makes the election by filing the form referred to in Section 6.1(e)(ii).

6.2    Situations Other Than Retirement, Disability or Death. The balance of the Deferral Account of a Participant whose Termination of Employment occurs for any reason other than Retirement, Disability or death shall be paid to the Participant in the form of a cash lump sum as soon as practicable following the Participant’s Termination of Employment. If a Participant has not had a Termination of Employment as of the Payment Eligibility Date for any Plan Year

Subaccount, the balance of such Plan Year Subaccount shall be paid to the Participant in the form of a cash lump sum on the Payment Eligibility Date.

6.3    Extension of Payment Eligibility Date and Retirement Payment Eligibility Date. A Participant may elect to extend any Payment Eligibility Date or the Retirement Payment Eligibility Date by filing a written election with the Committee on a form prescribed by the Committee at least one year before such Payment Eligibility Date or Retirement Payment Eligibility Date; provided, however, that such extended Payment Eligibility Date or Retirement Payment Eligibility Date shall be at least two years after the Payment Eligibility Date or Retirement Payment Eligibility Date in effect before such extension. A Payment Eligibility Date or Retirement Payment Eligibility Date which has been so extended may be further extended by filing another election in the manner and at the time specified in this Section 6.3.

6.4    Death.

(a)    If a Participant dies while employed by the Company, the following benefits shall be provided: That portion of the death benefit of any life insurance policy purchased by the Company to insure the life of the Participant (the “Policy”) which is equal to two times the Participant’s annual Salary at the time the Participant dies shall be paid to Participant’s beneficiary under the Policy by the insurance company which issued the Policy. Any such Policy shall be subject to the conditions set forth in a “Split-Dollar Life Insurance Agreement” between the Participant and the Company, pursuant to which the Participant may designate a beneficiary with respect to the portion of the Policy proceeds described in the preceding sentence in the event the Participant dies prior to terminating employment with the Company. The Participant shall have the right to designate and change such beneficiary (which need not be his Beneficiary as determined under Article VIII) at any time of a form provided by and filed with the insurance company, and the life insurance proceeds designated in this Section 6.4(a) shall be paid to such beneficiary. The benefit payable pursuant to this Section 6.4(a) shall be paid only if a Policy has been issued on the Participant’s life and is in force at the time of the Participant’s death and any such payment shall be subject to all conditions and exceptions set forth in the Policy. A Participant who is entitled to a death benefit pursuant to this Section 6.4(a) shall not be entitled to any other Company-paid group term life insurance benefits from the Company under this Plan or any other Policy provided by the Company. Notwithstanding any provision of this Plan or any other document to the contrary, the Company shall not have any obligation to pay the Participant or his Beneficiary any amounts described in this Section 6.4(a). Any such amounts shall be payable solely from the proceeds of the Policy, and if no Policy is in force, no payment shall be made. Furthermore, the Company is not obligated to maintain any Policy; and no death benefit shall be payable under this Section 6.4(a) if the Company has been notified by the Committee to discontinue the Policy for the Participant. In addition, no Policy shall be allocated to any Deferral Account.

(b)    If a Participant dies before the beginning of installment payments under Sections 6.1(a) or (b), the balance of his or her Deferral Account shall be paid to the Participant’s Beneficiary in a cash lump sum as soon as practicable after the first day of the calendar quarter following the calendar quarter in which the Participant dies. If a Participant dies after the beginning of installment payments under Sections 6.1(a) or (b) but before receiving all of such installments, his beneficiary shall receive a cash lump sum payment as soon as practicable following the last day of the calendar month in which he dies equal to the remaining balance of his Deferral Account as of such last day.

6.5    Withdrawals. A Participant shall be permitted to elect to withdraw amounts from his Deferral Account as soon as practicable after the first day of any calendar quarter, whether before or after his Termination of Employment or Payment Eligibility Date, subject to the following restrictions:

(a)    The election to take a withdrawal shall be made by filing a form provided by and filed with the Committee prior to the end of any calendar month.

(b)    The amount of the withdrawal shall equal 90% of the balance of the Deferral Account as of the end of the calendar month in which the withdrawal election is made.

(c)    The amount described in subsection (b) above shall be paid in a single cash lump sum as soon as practicable after the end of the calendar month in which the withdrawal election is made.

(d)    If a Participant receives a withdrawal, the remaining 10% of the balance (including the withdrawn amount) in his Deferral Account as of the date of the withdrawal shall be permanently forfeited and the Company shall have no obligation to the Participant or his Beneficiary with respect to such forfeited amount.

(e)    If a Participant receives a withdrawal, the following rules apply for the balance of the Plan Year in which the withdrawal election is made and for the following Plan Year: (i) the Participant will be ineligible to Participate in the Plan, and (ii) neither the Participant (nor his Beneficiary or Beneficiaries) shall be entitled to death benefits under Section 6.4.

(f)    A Participant will be limited to a maximum of two withdrawals during all of his periods of Plan Participation.

6.6    Distribution on an Unforeseeable Emergency. The Committee may, pursuant to rules adopted by it and applied in a uniform manner, accelerate the date of distribution of a Participant’s Deferral Account because of an “Unforeseeable Emergency” at any time; provided, however, that any determination to accelerate the distribution of the Deferral Account of any member of the Committee shall be made by the Board. Any acceleration shall be limited to the amount necessary to meet the Unforeseeable Emergency. Subject to the foregoing, payment of any amount with respect to which a Participant has filed a request under this Section 6.6 shall be made as soon as practicable after approval of such request by the Committee. “Unforeseeable Emergency” shall mean an unforeseeable, severe financial condition resulting from (a) a sudden and unexpected illness or accident of the Participant or his dependent (as defined in Section 152(a) of the Code); (b) loss of the Participant’s property due to casualty; or (c) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, but which may not be relieved through other available resources of the Participant (including reimbursement or compensation by insurance, liquidation of the Participant’s assets, to the extent the liquidation of the assets would not itself cause severe financial hardship, or by the cessation of deferrals under the Plan), as determined by the Committee in accordance with uniform rules adopted by it.

6.7    Inability to Locate Participant. If the Committee is unable to locate a Participant or his or her Beneficiary on any date on which a distribution is to be made from such Participant’s Deferral Account, the Company shall retain the distribution which was to be made on such date until such time as the Committee can locate the Participant or Beneficiary; provided, however, that the Company may deduct from such retained distributions all taxes which are required to be withheld by the Company. No additional earnings shall be credited pursuant to paragraph (c) of Article IV on any distribution retained pursuant to this Section 6.7. If the Committee is unable to locate a Participant or Beneficiary within five years following a date on which a distribution is to be made from such Participant’s Deferral Account, the amount of such distribution shall be forfeited. In seeking to locate a Participant or Beneficiary, the Committee may take any reasonable action, but shall not be required to take any action other than communicating by registered mail to the address or addresses last provided to the Committee by the Participant or Beneficiary.

ARTICLE VII

ADMINISTRATION

7.1    Committee. A Committee, consisting of not less than one person, shall be appointed by and serve at the pleasure of the Board of Directors. The number of members comprising the Committee shall be determined by the Board, which may from time to time vary the number of members. A member of the Committee may resign by delivering a written notice of resignation to the Board. The Board may remove any member by resolution at any time. Vacancies in the membership of the Committee shall be filled by the Board.

7.2    Committee Action. The Committee shall act at meetings by affirmative vote of a majority of the members of the Committee. Any action permitted to be taken at a meeting may be taken without a meeting if, prior or subsequent to such action, a written consent to the action is signed by all members of the Committee, and such written consent is filed with the minutes of the proceedings of the Committee. A member of the Committee shall not vote or act upon any matter which relates solely to himself or herself as a Participant. The Chairman or any other member or members of the Committee designated by the Chairman may execute any certificate or other written direction on behalf of the Committee.

7.3    Powers and Duties of the Committee. The Committee shall enforce the Plan in accordance with its terms, shall be charged with the general administration of the Plan and shall have full discretion, power, and authority necessary to accomplish its purposes, including, but not by way of limitation, the following:

(a)    To construe and interpret the terms and provisions of this Plan;

(b)    To compute and certify to the amount and kind of benefits payable to Participants and their Beneficiaries;

(c)    To maintain all records that may be necessary for the administration of the Plan;

(d)    To provide for disclosure of all information and the filing or provision of all reports and statements to Participants, Beneficiaries or governmental agencies as shall be required by law;

(e)    To make and publish such rules for the regulation of the Plan and procedures for the administration of the Plan as are not inconsistent with the terms hereof;

(f)    To appoint a plan administrator or any other agent, and to delegate to them such powers and duties in connection with the administration of the Plan as the Committee may from time to time prescribe; and

(g)    To determine who are Eligible Employees, subject to the limitations described in the Plan.

7.4    Construction and Interpretation. The Committee shall have full discretion to construe and interpret the terms and provisions of this Plan, which interpretation or construction shall be final and binding on all parties, including but not limited to the Company and any Participant or Beneficiary. The Committee shall administer such terms and provisions in a uniform and nondiscriminatory manner and in full accordance with any and all laws applicable to the Plan; provided, however, the Committee shall have the discretion to determine whether an otherwise Eligible Employee is selected to participate in the Plan.

7.5    Information. To enable the Committee to perform its functions, the Companies shall supply full and timely information to the Committee on all matters relating to the Compensation of all Participants, their death or other cause of termination, and such other pertinent facts as the Committee may require.

7.6    Compensation and Expenses. The members of the Committee shall serve without compensation for their services hereunder. The Committee is authorized at the expense of Williams-Sonoma, Inc. to employ such legal counsel, accountants, and other advisers as it may deem advisable to assist in the performance of its duties hereunder. Expenses and fees in connection with the administration of the Plan shall be paid by Williams-Sonoma, Inc.

7.7    Indemnity. To the fullest extent permitted by applicable law, Williams-Sonoma, Inc. shall indemnify, hold harmless, and defend the Committee and each member thereof, the Board of Directors, and any delegate of the Committee who is an employee of the Company against any and all expenses, liabilities and claims, including legal fees as they are incurred to defend against such liabilities and claims arising out of their discharge in good faith of responsibilities under or incident to the Plan, other than expenses and liabilities arising out of willful misconduct. This indemnity shall not preclude such further indemnities as may be available under insurance purchased by the Company or provided by the Company under any bylaw, agreement or otherwise.

7.8    Participant Statements. Under procedures established by the Committee, a Participant shall receive a statement with respect to such Participant’s Deferral Account on a periodic basis at least once with respect to each Plan year.

ARTICLE VIII

BENEFICIARY DESIGNATION

8.1    Beneficiary. Each Participant shall have the right, at any time, to designate his or her Beneficiary(ies) (both primary as well as contingent) to receive any benefits payable under the Plan to a beneficiary upon the death of a Participant. The Beneficiary designated under this Plan may be the same as or different from the Beneficiary designation under any other plan of the Company in which the Participant participates.

8.2    Beneficiary Designation; Change; Spousal Consent. A Participant shall designate his or her Beneficiary by completing and signing the Beneficiary Designation Form, and returning it to the Committee or its designated agent. A Participant shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Committee’s rules and procedures, as in effect from time to time. If the Participant names someone other than his or her spouse as a Beneficiary, a spousal consent, in the form designated by the Committee, must be signed by that Participant’s spouse and returned to the Committee. Upon the acceptance by the Committee of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Committee shall be entitled to rely on the last Beneficiary Designation Form filed by the Participant and accepted by the Committee prior to his or her death.

8.3    Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Committee or its designated agent.

8.4    No Beneficiary Designation. If a Participant fails to designate a Beneficiary as provided in Sections 8.1, 8.2 and 8.3 above or, if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant’s benefits, then the Participant’s spouse shall be the designated Beneficiary. If the Participant has no surviving spouse, the benefits remaining under the Plan shall be paid to the duly appointed and currently acting personal representative of the Participant’s estate (which shall include either the Participant’s probate estate or living trust) shall be the Beneficiary. In any case where there is no such personal representative of the Participant’s estate duly appointed and acting in that capacity within 90 days after the Participant’s death (or such extended period as the Committee determines is reasonably necessary to allow such personal representative to be appointed, but not to exceed 180 days after the Participant’s death), then Beneficiary shall mean the person or persons who can verify by affidavit or court order to the satisfaction of the Committee that they are legally entitled to receive the benefits under this Plan.

8.5    Doubt as to Beneficiary. If the Committee has any doubt as to the proper Beneficiary to receive payments pursuant to this Plan, the Committee shall have the right, exercisable in its discretion, to cause the Company to withhold such payments until this matter is resolved to the Committee’s satisfaction.

8.6    Discharge of Obligations. The payment of benefits under the Plan to a Beneficiary shall fully and completely discharge the Company and the Committee from all further obligations under this Plan with respect to the Participant, and that Participant’s rights under the Plan shall terminate upon such full payment of benefits.

8.7    Death of Spouse or Dissolution of Marriage. A Participant’s Beneficiary designation shall be deemed automatically revoked if the Participant names a spouse as Beneficiary and the marriage is later dissolved. Without limiting the generality of the preceding sentence, the interest in benefits of a spouse of a Participant who has predeceased the Participant or whose marriage has been dissolved shall automatically pass to the Participant, and shall not be transferable by such spouse in any manner, including but not limited to such spouse’s will, nor shall such interest pass under the laws of intestate succession.

ARTICLE IX

CLAIMS PROCEDURE

9.1    Presentation of Claim. If a Participant or Beneficiary (a “Claimant”) asserts a right to a benefit under the Plan which has not been received, the Claimant must file a written claim for such benefit with the Committee. All other claims must be made in writing and filed with the Committee within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred. Any claim must state with particularity the determination desired by the Claimant. The claims and review procedure set forth in this Article IX will be administered in accordance with ERISA Section 503. Any written notice that is required to be given to the Claimant may, at the option of the Committee and in accordance with applicable guidance issued under ERISA Section 503, be provided electronically.

9.2    Non-Disability Claims.

(a)    Notification of Decision. The Committee will consider a Claimant’s claim (other than a claim for benefits due to a Disability) (a “Non-Disability Claim”) within a reasonable time, but no later than ninety (90) days after its receipt of the Claim, unless the Committee determines that special circumstances require an extension of time for processing the Claim, in which case written notice of the extension will be furnished to the Claimant before the termination of the initial ninety (90) day period. In no event will such extension exceed a period of ninety (90) days from the end of the initial ninety (90) day period. The extension notice will indicate the special circumstances requiring the extension of time and the date by which the Committee expects to render its decision on the Non-Disability Claim. The Committee will notify the Claimant in writing:

(1)    that the Claimant’s requested determination has been made, and that the Non-Disability Claim has been allowed in full; or

(2)    that the Committee has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination, which notice will set forth:

(i)    the specific reason(s) for the denial of the Claim;

(ii)    specific reference(s) to pertinent provisions of the Plan upon which the denial was based;

(iii)    a description of any additional material or information necessary for the Claimant to perfect the Claim, and an explanation of why such material or information is necessary;

(iv)    an explanation of the Plan’s Claims review procedure and the time limits applicable to such procedure; and

(v)    a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review (as set forth in Article 9.4).

(b)    Review of a Denied Non-Disability Claim. On or before sixty (60) days after receiving a notice from the Committee that the Claimant’s Non-Disability Claim has been denied, in whole or in part, the Claimant (or the Claimant’s duly authorized representative) may file with the Committee a written request for a review of the denial of the Claim. The Claimant (or the Claimant’s duly authorized representative):

(1)    may, upon request and free of charge, have reasonable access to, and copies of, all documents, records and other information relevant (as defined in ERISA) to the Non-Disability Claim;

(2)    may submit written comments or other documents to the Committee; and/or

(3)    may request a hearing, which the Committee, in its sole discretion, may grant.

(c)    Decision on Review of the Non-Disability Claim. The Committee will render its decision on review promptly, but not later than sixty (60) days after the Committee receives the Claimant’s timely written request for a review of the denial of the Non-Disability Claim. If the Committee determines that special circumstances require an extension of time for reviewing the Non-Disability Claim, written notice of the extension will be furnished to the Claimant before the termination of the initial sixty (60) day period. In no event will such extension exceed a period of sixty (60) days from the end of the initial sixty (60) day period. The extension notice will indicate the special circumstances requiring the extension of time and the date by which the Committee expects to render its decision on review. In rendering its decision, the Committee will take into account all comments, documents, records and other information submitted by the Claimant (if any) relating to the Non-Disability Claim, without regard to whether such information was submitted or considered in the initial Claim determination. If the Committee wholly or partly denies the Non-Disability Claim on review, the Committee will provide written notice to the Claimant which will set forth:

(1)    the specific reasons for the denial of the Claim;

(2)    the specific reference(s) to the pertinent Plan provisions upon which the denial was based;

(3)    a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of, all documents, records and other information relevant (as defined in ERISA) to his or her Claim for benefits; and

(4)    a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a).

9.3    Disability Claims.

(a)    Notification of Decision. The Committee will consider a Claimant’s claim for benefits due to a Disability (a “Disability Claim”) within a reasonable time, but no later than forty-five (45) days after its receipt of the Claim, unless the Committee determines that special circumstances require an extension of time to process the Claim, in which case written notice of the extension will be furnished to the Claimant before the termination of the initial forty-five (45) day period. In no event will such extension exceed a period of thirty (30) days from the end of the initial forty-five (45) day period. However, if the Committee determines that special circumstances require an additional extension of time to process the Disability Claim, the Committee will notify the Claimant in writing before the end of the initial thirty (30) day extension period. In no event will such additional extension exceed a period of thirty (30) days from the end of the initial thirty (30) day extension period. The extension notice will indicate the special circumstances requiring the extension of time and the date by which the Committee expects to render its decision on the Disability Claim. The extension notice also will explain the standards on which the entitlement to a benefit is based, the unresolved issues that prevent a decision on the Disability Claim and the additional information needed to resolve those issues, and notice that the Claimant will be afforded at least forty-five (45) days within which to provide the specified information. The Committee will notify the Claimant in writing:

(1)    that the Claimant’s requested determination has been made, and that the Disability Claim has been allowed in full; or

(2)    that the Committee has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination, which notice will set forth:

(i)the specific reason(s) for the denial of the Claim;

(ii)specific reference(s) to pertinent provisions of the Plan upon which the denial was based;

(iii)a description of any additional material or information necessary for the Claimant to perfect the Claim, and an explanation of why such material or information is necessary;

(iv)an explanation of the Plan’s Claims review procedure and the time limits applicable to such procedure;

(v)a copy of any internal rule, guideline, protocol or other similar criteria relied on in denying the Claim or a statement that such rule, guideline, protocol or other similar criteria was relied on in denying the Claim and that a copy of it will be provided without charge upon request; and

(vi)a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review (as set forth in Article 9.4).

(b)    Review of a Denied Disability Claim. On or before one hundred eighty (180) days after receiving a notice from the Committee that the Claimant’s Disability Claim has been denied, in whole or in part, a Claimant (or the Claimant’s duly authorized representative) may file with the Committee a written request for a review of the denial of the Claim. The Claimant (or the Claimant’s duly authorized representative):

(1)    may, upon request and free of charge, have reasonable access to, and copies of, all documents, records and other information relevant (as defined in ERISA) to the Disability Claim;

(2)    may submit written comments or other documents to the Committee; and/or

(3)    may request a hearing, which the Committee, in its sole discretion, may grant.

(c)    Decision on Review of the Disability Claim. The Committee will render its decision on review promptly, but not later than forty-five (45) days after the Committee receives the Claimant’s timely written request for a review of the denial of the Disability Claim, unless the Committee determines that special circumstances require an extension of time for processing the Claim, in which case written notice of the extension will be furnished to the Claimant before the termination of the initial forty-five (45) day period. In no event will such extension exceed a period of forty-five (45) days from the end of the initial forty-five (45) day period. The extension notice will indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render its decision on the Disability Claim. In rendering its decision, the Committee will take into account all comments, documents, records and other information submitted by the Claimant (if any) relating to the Disability Claim, without regard to whether such information was submitted or considered in the initial Claim determination. The review of the denied Disability Claim will not be conducted by the individual who decided the Claimant’s initial Claim nor the subordinate of such individual. In deciding an appeal of any denied Disability Claim that is based in whole or in part on a medical judgment, the Committee will consult with a health care professional (who will neither be an individual who was consulted in connection with the initial Claim denial nor the subordinate of such individual) who has appropriate training and experience in the field of medicine involved in the medical judgment. Any medical or vocational experts whose advice was obtained on behalf of the Committee in connection with the denial of the Disability Claim will be identified, regardless of whether the advice was relied upon in denying the Claim. If the Committee wholly or partly denies the Disability Claim on review, the Committee will provide written notice to the Claimant which will set forth:

(1)    the specific reasons for the denial of the Claim;

(2)    specific reference(s) to the pertinent Plan provisions upon which the denial was based;

(3)    a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of, all documents, records and other information relevant (as defined in ERISA) to the Claimant’s Claim for benefits;

(4)    a copy of any internal rule, guideline, protocol or other similar criteria relied on in denying the Claim or a statement that such rule, guideline, protocol or other similar criteria was relied on in denying the Claim and that a copy of it will be provided without charge upon request; and

(5)    a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a).

9.4    Arbitration. A Claimant’s compliance with the foregoing provisions of this Article 9 is a mandatory prerequisite to a Claimant’s right to commence any arbitration proceeding with respect to any claim for benefits under this Plan.

ARTICLE X

ARBITRATION

Arbitration shall be the exclusive remedy for resolving any dispute or controversy between the Company and any employee, Participant or Beneficiary, including, but not limited to, any dispute regarding an employee’s status as a Participant, a Participant’s employment or the termination of a Participant’s employment or any dispute regarding the application, interpretation or validity of this Plan not otherwise resolved through the claims procedure set forth in Article 9. Such arbitration shall be conducted in accordance with the then most applicable rules of the American Arbitration Association. The arbitrator shall be empowered to grant only such relief as would be available in a court of law. In the event of any conflict between this Agreement and the rules of the American Arbitration Association, the provisions of this Agreement shall be determinative. If the parties are unable to agree upon an arbitrator, they shall select a single arbitrator from a list designated by the office of the American Arbitration Association having responsibility for the city in which the Participant or Beneficiary last resided while employed by the Employer of seven arbitrators, all of whom shall be retired judges who are actively involved in hearing private cases or members of the National Academy of Arbitrators. If the parties are unable to agree upon an arbitrator from such list, they shall each strike names alternatively from the list, with the first to strike being determined by lot. After each party has used three strikes, the remaining name on the list shall be the arbitrator. The fees and expenses of the arbitrator shall initially be borne equally by the parties; provided, however, that each party shall initially be responsible for the fees and expenses of its own representatives and witnesses. If the parties cannot agree upon a location for the arbitration, the arbitrator shall determine the location. Judgment may be entered on the award of the arbitrator in any court having jurisdiction. The prevailing party in the arbitration proceeding, as determined by the arbitrator, and in any enforcement or other court proceedings, shall be entitled to the extent provided by law to reimbursement from the other party for all of the prevailing party’s costs (including but not limited to the arbitrator’s compensation), expenses and reasonable attorney’s fees.

ARTICLE XI

MISCELLANEOUS

11.1    Unsecured General Creditor. Participants and their Beneficiaries, heirs, successors, and assigns shall have not legal or equitable rights, claims, or interests in any specific property or assets of any Company. No assets of the Company shall be held under any trust, or held in any way as collateral security for the fulfilling of the obligations of the Company under this Plan. This Plan shall not cause the Company’s assets to be pledged or restricted. The Company’s obligation under the Plan shall be merely that of an unfunded and unsecured promise of that Company to pay money in the future, and the rights of the Participants and Beneficiaries shall be no greater than those of unsecured general creditors of the Company. The Company may, but need not, acquire investments corresponding to the Funds, and it is not under any obligation to maintain any investment it may make. Any such investments, if made, shall be in the name of the Company, and shall be its sole property in which no Participant shall have any interest. The Plan is intended to be an unfunded plan for purposes of Title I of ERISA.

11.2    Restriction Against Assignment. The Company shall pay all amounts payable hereunder only to the person or persons designated by the Plan and not to or for any other person. No part of a Participant’s Deferral Account shall be liable for the debts, contracts, or engagements of any Participant, his or her Beneficiary, or successors in interest, nor shall a Participant’s Deferral Account be subject to execution by levy, attachment, or garnishment or by any other legal or equitable proceeding, nor shall any such person have any right to alienate, anticipate, transfer, commute, pledge, encumber, or assign any benefits or payments hereunder in any manner whatsoever, except with regard to debts, contracts and engagements owed to the Company. Any purported alienation, anticipation, transfer, commutation, pledge, encumbrance, or assignment shall be void and of no effect, except with regard to debts, contracts and engagements owed to the Company. If any Participant, Beneficiary or successor in interest is adjudicated bankrupt, and the Participant’s rights to distribution or payment under the Plan are subject to involuntary transfer or assignment in any such proceeding, the Committee may in its discretion cancel such distribution or payment (or any part thereof) to or for the benefit of such Participant, Beneficiary or successor in interest.

11.3    Withholding. There shall be deducted from each payment to a Participant or Beneficiary made under the plan all taxes which are required to be withheld by the Company from such payment. If any taxes, including employment taxes with respect to the Deferral Account, are required to be withheld prior to the time of payment, the Company may withhold such amounts form other compensation paid to the Participant.

11.4    Amendment, Modification, Suspension or Termination. The Board of Directors may amend, modify, suspend or terminate the Plan in whole or in part, except that no amendment, modification, suspension or termination shall have any retroactive effect to reduce any amounts allocated to a Participant’s Deferral Account on the date of such termination. On the termination of this Plan, the Board may cause the Deferral Accounts of Participants to be immediately paid out in cash lump sum payments, or to be paid at any other time or in any other manner the Board may determine, but not later than the times such Deferral Accounts would otherwise be paid to Participants or Beneficiaries.

11.5    Governing Law. This Plan shall be construed, governed and administered in accordance with the laws of the State of California, to the extent not preempted by ERISA.

11.6    Receipt and Release. Any payment to a Participant or the Participant’s Beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims against the Committee and the Company. The Committee may require such Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect.

11.7    Payments on Behalf of Persons Under Incapacity. In the event that any amount becomes payable under the Plan to a person who, in the sole judgment of the Committee, is considered by reason of physical or mental condition to be unable to give a valid receipt therefor, the Committee may direct that such payment be made to any person found by the Committee, in its sole judgment, to have assumed the care of such person. Any payment made pursuant to such determination shall constitute a full release and discharge of the Committee and the Company.

11.8    No Employment Rights. Participation in this Plan shall not confer upon any person any right to be employed by the Company nor any other right not expressly provided hereunder.

11.9    Headings Not Part of Agreement. Headings and subheadings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.

11.10  ERISA. This Plan constitutes a pension benefit plan within the meaning of Section 3(2) of ERISA, which is unfunded and maintained for the purpose of providing deferred compensation for a select group of management or highly compensation employees. This Plan constitutes the “Summary Plan Description” required under ERISA, as well as the governing document of the Plan. The Committee is the Administrator of the Plan, within the meaning of Section 3(16) of ERISA, and the Named Fiduciary thereof, within the meaning of Section 402 of ERISA, is the Committee.

11.11  Validity. In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but his Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

11.12  Distribution in the Event of Taxation. If, for any reason, all or any portion of a Participant’s benefit under this Plan becomes taxable to the Participant prior to receipt, a Participant may petition the Committee for a distribution of that portion of his or her benefit that has become taxable. Upon the grant of such a petition, which the Committee may grant or refrain from granting in its sole discretion, the Company shall distribute to the Participant immediately available funds in an amount equal to the taxable portion of his or her benefit (which amount shall not exceed the balance in such Participant’s Deferral Account as of the last day of the calendar month before such distribution). If the petition is granted, the tax liability distribution shall be made within ninety (90) days of the date when the Participant’s petition is granted.